Exhibit 99.2

Deregistration Q&A

The following Q&A is provided by PureDepth, Inc. (the “Company”) in connection with its announcement that it has filed post-effective amendments to each of its outstanding registration statements to deregister remaining but unsold shares of common stock thereunder, and that it plans to file a Form 15 with the SEC and deregister its shares of common stock.  These plans have been disclosed by the Company in a press release dated March 3, 2010, and on a Current Report on Form 8-K filed with the SEC on the same date, to which you may refer for additional information.

Q: Why did the company file the post-effective amendments to deregister the unsold stock?

A: The Company filed the post-effective amendments to terminate its previously outstanding registration statements and to deregister the remaining, unsold shares of stock thereunder.  This action was a first step to the eventual deregistration of the Company’s common stock for the reasons stated below, which was also announced.

Q: Why is the Company deregistering its stock, and why is it doing it now?

A: The Company is undertaking this deregistration to reduce the significant costs we would otherwise incur in order to continue to comply with our public company reporting obligations. We estimate that these costs total approximately $750,000 US per year. We feel that our financial resources will be far better spent on support and development of the Company's core business, which we believe will result in a better return for our stockholders.

We are undertaking this action now as we have spent the last 12 months restructuring the Company so that it can focus on its core objectives, which are to actively market its patented technology in the pachinko and pachislot markets and the amusement market in Japan as well as exploring the market for mobile devices in broader geographies. We also have kept a core development team in New Zealand to continue to build on our market leading technology. As we have now completed these shifts, we believe it is important to make the move to generate additional savings from deregistration to better support our marketing and development efforts.  Our recent trading prices on the OTC Bulletin Board had no bearing on this decision.

Q: How does this affect me?

A: Until we file a Form 15 with the SEC deregistering our common stock, we plan to continue to comply with our public reporting requirements and expect that our common stock will continue to be eligible for trading on the OTC Bulletin Board.

We currently expect to file a Form 15 on or about March 15, 2010.  Once we file the Form 15, our obligation to file certain reports with the SEC, including Forms 10-K, 10-Q and 8-K, will immediately be suspended.  While we currently plan to provide stockholders with certain information in the future as further discussed below, after the Form 15 is filed you will likely not have the same amount of information regarding the Company that you now have access to through SEC filings in the public record.

Further, as a result of the filing of the Form 15, we expect that our shares will no longer be quoted on the OTC Bulletin Board.  We anticipate, but cannot guarantee, that PureDepth common stock may be quoted on the Pink Sheets after the deregistration.  PureDepth does not, however, plan to seek the listing of its common stock on the OTCQX, or to meet the information disclosure requirements thereof.

Q: Does "deregistration" mean that I will no longer be a stockholder of PureDepth?

A: No, deregistering will have no effect upon your status as a stockholder.

Q:  Who made the decision to deregister?

A: After a review of our strategic objectives, our financial results and our estimate of  future cash needs, our management team recommended taking this action to the Company's board of directors.  The board of directors carefully considered this recommendation, as well as other strategic alternatives, prior to unanimously approving the plan to deregister.  The board of directors concluded that, given the limited trading activity in the Company’s common stock, the significant financial and management costs associated with our public reporting obligations were disproportionate to the benefits to be derived from continuing to be a reporting company.

Q: Does the majority stockholder support this move?

A:  We have not sought or obtained K1W1’s approval of this decision.

Q: What other actions have management and the board of directors planned?

A: We have described our strategy in our previous SEC filings. They include our decision to focus on the Japanese pachinko, pachislot and amusement markets and the market for mobile handheld devices.  Any stockholder who wishes to understand more about PureDepth’s operating plans following the deregistration should contact CEO Andy Wood or Interim CFO, Joe Moran, by emailing: Investor-Relations@puredepth.com.

Q: How will the deregistration impact stockholder value?

A: We believe that our stockholders will realize more value if the Company can use its limited funds on the marketing and development of its technology rather than on the additional reporting and compliance burdens associated with being a public company.

Q: Are you keeping a US office?

A: We will not be maintaining a US office. Our current employees are all either Japan or New Zealand-based. The CEO will be working half-time, at half salary, and will split his time between the New Zealand and Tokyo offices.  Since we no longer have U.S. operations, we can save additional funds by not maintaining a U.S. office.

Q: Does the CEO’s hours reduction indicate his view on the future prospects of the Company?

A: No. The CEO is moving to half-time for two reasons:
1)
Our implementation of major transitional actions to reduce costs and focus on  core markets and projects required significant involvement and strategic input from our CEO. Now that these projects have been finalized and we have a small team in place to focus on our core business, the demand for Mr. Wood’s time has decreased.

2)
The Company is focused on allocating its resources to the Japanese pachinko and pachislot market and developing it’s MLD mobile device application. These two projects are where the vast majority of the Company’s cash is being directed. The CEO is able to oversee and manage those efforts under a reduced schedule.

Q: Are you planning a stockholder meeting to discuss and vote on the deregistration?

A: This decision was approved by the Company's board of directors and does not require a stockholder vote. Therefore the Company will not be incurring the cost of a stockholder meeting and a vote.

Q: What information can I expect to receive about PureDepth in the future?

A: We plan to continue to announce major developments concerning the Company, including customer wins, new product releases and major customer rollouts. This information will be available at our website: www.puredepth.com. Any stockholder who wishes to understand more about PureDepth’s operating plans following the deregistration should contact CEO Andy Wood or Interim CFO, Joe Moran, by emailing: Investor-Relations@puredepth.com.

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